DUNHAM FUNDS

SHAREHOLDER  SERVICING PLAN AND AGREEMENT

CLASS A SHARES

CLASS C SHARES

Appendix A

Funds to be Serviced Under This Plan and  Agreement

Dunham  Corporate/Government Bond Fund

Dunham  High-Yield Bond Fund

Dunham Real Estate Stock  Fund

Dunham Appreciation & Income  Fund

Dunham  International Stock  Fund

Dunham Large Cap Value Fund

Dunham Small  Cap Value Fund Dunham Large Cap Growth  Fund

Dunham Emerging Markets Stock Fund

Dunham Small  Cap Growth  Fund

Dunham Monthly Distribution Fund*

Dunham Loss Averse  Growth  Fund*

Dunham Focused  Large Cap Growth  Fund*

*This  schedule  was amended on:

May 14, 2008 to add Dunham Monthly Distribution Fund; March 23, 2010 to add  Dunham Loss Averse Growth Fund;

September 20, 2011 to add Dunham Focused Large Cap Growth Fund.